Exhibit 99.5

CenturyLink and Qwest to Merge in a Tax-Free, Stock-for-Stock Transaction

Summary Key Messages

Upon completion of the transaction, CenturyLink will become a national, industry-leading communications company whose enterprise business will be a significant contributor to its growth which, along with the consumer business, will allow it to be able to offer innovative broadband products and services over advanced networks.

  The combination creates a robust, national 173,000-mile fiber network.

  The combined company will have the national breadth and local depth to provide a compelling array of broadband products and services including high speed Internet, video entertainment, data hosting and managed services, as well as fiber to cell tower connectivity and other high bandwidth services.

  The combination, which would have had pro forma 2009 revenues of $19.8 billion, is expected to be immediately accretive to free cash flow per share (excluding integration costs) and will strengthen the sustainability of CenturyLink’s dividend while materially lowering the Company’s payout ratio.

  The transaction is expected to generate annual operational cost synergies of approximately $575 million, which are expected to be fully realized three to five years following closing.  The transaction also is expected to generate annual capital expenditure synergies of approximately $50 million, within the first two years after close.

  The combination creates a strong employee base with similar customer-focused cultures, committed to providing quality service and being the broadband provider of choice to all customer segments.

Transaction Facts

•         The acquisition of Qwest will be achieved through a tax free, stock-for-stock transaction, valued at $22.4 billion, including the assumption of $11.8 billion of Qwest net debt outstanding as of December 31, 2009.  Based on the closing stock price of CenturyLink on April 21, 2010, the consideration to be received by Qwest shareholders would be equivalent to $6.02 of CenturyLink stock.

•         Qwest shareholders will benefit from an immediate premium for their shares, an increase of approximately 50 percent in the annual dividend, and the opportunity to participate in the upside potential of the combined company through their ownership of CenturyLink stock.

•         The corporate headquarters of the company will remain in Monroe, La.  The company also will maintain a key operational presence in Denver, including a regional headquarters, the Qwest Business Markets Group, as well as other functions to be determined.

•         The combined company’s senior leadership team is expected to be comprised of executives from both CenturyLink and Qwest, of which the following are being announced today.

o        William A. Owens will be non-executive chairman of the board

o        Glen F. Post III will be chief executive officer and president

o        R. Stewart Ewing Jr. will be chief financial officer

o        Karen A. Puckett will be chief operating officer

o        Christopher K. Ancell will be president of business markets group

•         Following the close of the transaction, the board of directors of CenturyLink will add four members from the current Qwest board, including Edward A. Mueller, Qwest’s chairman and chief executive officer.

•         Since 2000, CenturyLink has achieved the following:

o        Acquisition of EMBARQ – 7.5 million access lines, 2.1 million BB, 450K video

o        Five additional wireline acquisitions, totaling more than two million access lines

o        Fiber assets acquired in 2003 and 2005

•         The transaction is subject to approval by both companies’ shareholders as well as regulatory approvals, including expiration or termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act, as well as approvals from the Federal Communications Commission and certain state public service commissions, along with other customary closing conditions.

•         We anticipate that the transaction will close in the first half of 2011.

Detailed Messages

1. The combination creates a robust, national, 173,000-mile fiber network.

•         The combined company will provide innovative customer solutions across the nation:

  CenturyLink’s and Qwest’s fiber-optic networks span the United States from coast-to-coast.
  CenturyLink’s local-service network operates in 33 states.
  Qwest’s local-service network operates in 14 mostly Western states.
  The companies have complementary local exchange footprints in 10 states.
  CenturyLink will now provide voice and advanced telecom services in four additional states: Arizona, Utah, North Dakota and South Dakota.

•         We will continue to deliver strategic and customized product solutions to business, wholesale, and government customers throughout the nation with Qwest’s significant national fiber-optic network and data centers and CenturyLink’s national core network.

•         We will have approximately 173,000 route miles of fiber (126,000 is local/regional and 47,000 is national/core).

•         Our combined local and national network assets will provide cost efficiencies and revenue opportunities.

•         Our integrated fiber-optic network will be capable of delivering transport speeds of up to 40 Gbps.

-        The Qwest nationwide fiber-optic network is capable of delivering transport speeds of up to 40 Gbps and is expected to reach 100 Gbps in 2010.

-        The CenturyLink fiber-optic network is capable of delivering transport speeds of up to 40 Gbps.

2. The combined company will have the national breadth and local depth to provide a compelling array of broadband products and services including high speed Internet, video entertainment, data hosting and managed services, as well as fiber to cell tower connectivity and other high bandwidth services.

•         CenturyLink will provide local, long-distance, data, high-speed internet, entertainment and wireless services across 37 states and increased scale across the country by combining CenturyLink’s and Qwest’s local and national networks.

•         Due to increased scale, financial strength, diversity of revenue and stronger national network, the combined company will be better positioned to compete against cable companies and technology substitution within our local regions and against other national telecom carriers for Business customers (including government) and Wholesale customers.

3. The combination, which would have had pro forma 2009 revenues of $19.8 billion, is expected to be immediately accretive to free cash flow per share (excluding integration costs) and will strengthen the sustainability of CenturyLink’s dividend while materially lowering the Company’s payout ratio.

•         No new financing or refinancing is required as a result of this transaction.

•         Both companies currently maintain a disciplined approach to financial goals and performance, and the combined company would expect to do so going forward.

•         Post closing, CenturyLink expects to continue its current dividend for shareholders of the combined company, subject to Board approval.

•         Payout ratio of the combined company’s free cash flow is expected to improve significantly from CenturyLink’s current level.

•         We believe the combined company’s sound capital structure (strong balance sheet), and significant free cash flow generation will support its ability to take advantage of opportunities that may arise, while continuing to invest its business, reduce indebtedness over time and return substantial capital to shareholders.

4. The transaction is expected to generate annual operational cost synergies of approximately $575 million, which are expected to be fully realized three to five years following closing.  The transaction also is expected to generate annual capital expenditure synergies of approximately $50 million, within the first two years after close.

•         Synergies will be achieved primarily through the reduction of corporate overhead, elimination of duplicate functions and systems and increased operational efficiencies.

•         Based on anticipated full run-rate synergies and operating results for the 12 months ended December 31, 2009, the combined company would have had:

-        Pro forma revenue of $19.8 billion

-        Pro forma EBITDA of approximately $8.2 billion

-        Pro forma net leverage of 2.2X EBITDA, including full run rate synergies

-       Pro forma free cash flow of approximately $3.4 billion

•         Based on current expectations, CenturyLink estimates that it will incur approximately $650 to $800 million of operating costs and approximately $150 to $200 million of one-time capital costs to achieve these operational synergies.

5. The combination creates a strong employee base with similar customer-focused cultures, committed to providing quality service and being the broadband provider of choice to all customer segments.

•         Our region based, local operating model ensures the customer is at the center of everything we do, driving accountability for the relationship as close to the customer as possible. Our marketing approach also is targeted directly to the customer.

•         As of December 31, 2009, the two companies combined had approximately 50,000 employees.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this communication, including statements regarding the expected timing and benefits of the acquisition such as efficiencies, cost savings, enhanced revenues, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies and their respective shareholders; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Qwest’s operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the ability of the combined company to effectively adjust to changes in the communications industry and to successfully introduce new product or service offerings on a timely and cost-effective basis; any adverse developments in commercial disputes or legal proceedings; the ability of the combined company to utilize net operating losses in amounts projected; changes in our future cash requirements; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and Qwest’s reports filed with the Securities and Exchange Commission (SEC).  There can be no assurance that the proposed acquisition will in fact be consummated.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the acquisition or the combined company.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Unless legally required, CenturyLink and Qwest undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

CenturyLink and Qwest plan to file a joint proxy statement/prospectus with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about CenturyLink and Qwest, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to CenturyLink, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Corporate Secretary, or to Qwest, 1801 California Street, Denver, Colorado 80202, Attention: Shareholder Relations, 51st Floor. The respective directors and executive officers of CenturyLink and Qwest and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding CenturyLink’s directors and executive officers is available in its proxy statement filed with the SEC by CenturyLink on April 7, 2010, and information regarding Qwest directors and executive officers is available in its proxy statement filed with the SEC by Qwest on March 17, 2010. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.